Exhibit 99.3

NEWS RELEASE

DAWSON GEOPHYSICAL AND TGC INDUSTRIES

ANNOUNCE STRATEGIC BUSINESS COMBINATION

Conference Call to be Held on October 9 at 9:00 a.m. ET

MIDLAND, Texas, October 9, 2014 — Dawson Geophysical Company (Dawson) (NASDAQ: DWSN) and TGC Industries, Inc. (TGC) (NASDAQ: TGE) today jointly announced a proposed strategic business combination.  Upon consummation of the transaction, current Dawson and TGC shareholders will own approximately 66% and 34% of the combined company, respectively. Closing of the transaction is anticipated during the first calendar quarter of 2015, subject to the approval by holders of 66.67% of the outstanding shares of both TGC and Dawson, as well as certain other closing conditions and regulatory approvals.

The transaction is structured as a tax-free stock-for-stock transaction.  Dawson will merge with a TGC subsidiary and become a wholly-owned subsidiary of TGC.  TGC will change its name to Dawson Geophysical Company (hereinafter referred to as new Dawson).  The new Dawson shares will trade on NASDAQ under the symbol DWSN.

Immediately prior to the transaction, TGC will implement a 1-for-3 reverse stock split.  The reverse stock split will provide for a sufficient number of TGC authorized shares to consummate the transaction and adjust the number of post-transaction shares to facilitate trading within reasonable price ranges and volumes on NASDAQ.  After giving effect to the TGC reverse stock split, Dawson shareholders will receive 1.76 shares of TGC split-effected common stock for each share of Dawson common stock held at the effective time of the transaction, with cash to be paid in lieu of any fractional shares.  For example, at the effective time of the transaction, a TGC shareholder currently owning 100 shares of TGC common stock will own 33 shares of split-effected TGC common stock, while a Dawson shareholder currently owning 100 shares of Dawson common stock will receive 176 shares of TGC split-effected common stock.  As a result of the reverse stock split,  TGC’s currently outstanding shares will be reduced from approximately 22,001,125 million to 7,333,708 million shares and TGC will issue approximately 14,236,022 million TGC split-effected shares in exchange for approximately 8,065,233 shares held by Dawson shareholders.  Based on the above-noted exchange ratio and reverse stock split, at the effective time of the transaction, the implied valuation of the current Dawson shares should be three times the trading price of the TGC shares multiplied by 1.76.

Stephen Jumper, current Chairman, President and Chief Executive Officer of Dawson, will serve as Chairman, President and CEO of new Dawson.  Wayne Whitener, current President, CEO and a Director of TGC, will serve as Vice Chairman of the Board and an officer of new Dawson. Ongoing operations will be conducted under the Dawson and Eagle Canada names.

In addition to Messrs. Jumper and Whitener, the Board of Directors of new Dawson will include four members of the current Dawson board - Craig Cooper, Gary Hoover, Ted North and Mark Vander Ploeg - and two members of the current TGC board — William Barrett and Dr. Allen McInnes.

The Dawson and TGC Boards of Directors have approved the transaction, and directors and certain officers representing approximately 28.89% of outstanding TGC shares and approximately 2.40% of outstanding Dawson shares have agreed to vote in favor of the transaction.  The Boards of Directors of both companies have recommended to their respective shareholders that they vote in favor of the transaction.

Transaction Highlights:

•                  Expanded geographical presence and expertise to better serve client base

•                  Combined strong balance sheet will provide increased operational and financial flexibility

•                  Complementary equipment bases increase operational efficiencies and logistics

•                  Improved processes and increased efficiencies lead to lower cost structure and increased revenue

•                  Increased level of services and reduced outsourcing

•                  Increased channel count for improved efficiency, higher resolution imaging and to meet increased channel count requirements

•                  Expanded client base and order book will increase crew utilization rates

Stephen Jumper, Chairman, President and Chief Executive Officer of Dawson, said, “This is an exciting time for our companies as we work together to combine our complementary resources and create a best-of-breed company. The combination of Dawson and TGC results in a stronger company that will better serve our valued clients, shareholders and employees. The demand on our technology has been to produce cost-effective, high-resolution images in a shorter cycle time. The combination of Dawson and TGC improves our ability to meet that demand with an expanded equipment base, logistics advantages, and improved services and expertise.  Collectively, our resources are further positioned to increase utilization rates, reduce costs and provide multiple avenues of growth for the combined company.”

Wayne Whitener, President and Chief Executive Officer of TGC, said, “We are extremely pleased to join forces with the Dawson Geophysical team. The combination of our shared technical, operational and international expertise provides opportunities to better serve our company’s client base. I look forward to contributing to the success and growth of the combined organization.”

Jumper concluded, “The combination of Dawson and TGC is well-positioned to respond to the needs of today’s industry. We believe the benefits of this combination will extend to our valued clients, shareholders and employees for years to come. We encourage your support as we approach the shareholder vote and look forward to putting into action our more than 100 years of combined industry experience.”

Raymond James & Associates, Inc. served as financial advisor to Dawson while Stephens Inc. served as financial advisor to TGC. Baker Botts L.L.P. served as legal counsel to Dawson while Haynes and Boone LLP served as legal counsel to TGC.

Conference Call - October 9, 2014 - 9:00 a.m. Eastern Time

Dawson and TGC have scheduled a conference call to discuss the transaction for Thursday, October 9, 2014, at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time. Participants can access the call at (877) 300-8521 (US), (855) 669-9657 (Canada) or (412) 317-6026 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson and TGC websites at www.dawson3d.com and www.tgcseismic.com, respectively. Callers can access the telephone replay through October 12, 2014 by dialing (877) 870-5176 (US) and (858) 384-5517 (International). The passcode is 10054247. The webcast will be recorded and available for replay on Dawson’s and TGC’s website until November 9, 2014.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.dawson3d.com or http://www.tgcseismic.com. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately twelve months on both above-mentioned websites.

Important Information For Investors and Shareholders

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The transactions contemplated by the merger agreement, including the proposed merger and the proposed issuance of TGC common stock in the merger, will, as applicable, be submitted to the shareholders of Dawson and TGC for their consideration. TGC will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a joint proxy statement of Dawson and TGC that also constitutes a prospectus of TGC. Dawson and TGC will mail the joint proxy statement/prospectus to their respective shareholders. Dawson and TGC also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF DAWSON AND TGC ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about Dawson and TGC, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Dawson and TGC make available free of charge at www.dawson3d.com and www.tgcseismic.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC, or investors and shareholders may contact Dawson at (432) 684-3000 or TGC at (972) 881-1099 or c/o Dennard-Lascar Associates at (713) 529-6600 to receive copies of documents that each company files with or furnishes to the SEC.

Participants in the Merger Solicitation

Dawson, TGC, and certain of their respective directors and officers may be deemed to be participants in the solicitation of proxies from the shareholders of Dawson and TGC in connection with the proposed transactions. Information about the directors and officers of Dawson is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on December 18, 2013, as well as subsequent periodic reports filed with the SEC. Information about the directors and officers of TGC is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 30, 2014. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

About Dawson Geophysical

Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

About TGC Industries

TGC Industries, Inc., based in Plano, Texas, is a provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

Safe Harbor Provisions

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company and TGC Industries, Inc. caution that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect Dawson’s or TGC’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices; dependence upon energy industry spending; industry competition; reduced utilization; delays, reductions or cancellations of service contracts; high fixed costs of operations and high capital requirements; external factors affecting Dawson’s or TGC’s crews such as weather interruptions and inability to obtain land access rights of way; whether either company enters into turnkey or dayrate contracts; crew productivity; the limited number of clients; credit risk related to clients; and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties with respect to Dawson is set forth in Dawson’s Form 10-K for the fiscal year ended September 30, 2013, and with respect to TGC, is set forth in TGC’s Form 10-K for the fiscal year ended December 31, 2013. Dawson and TGC disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Dawson Contact	TGC Contact
Dawson Geophysical Company	TGC Industries
Stephen C. Jumper	Wayne Whitener
President & CEO	President & CEO
Christina W. Hagan	(972) 881-1099
CFO	www.tgcseismic.com
(800) 332-9766
www.dawson3d.com

Dawson Contact	TGC Contact
Edge Consulting, Inc.	Dennard-Lascar Associates
Anthony D. Andora	Jack Lascar
(720) 317-8927	(713) 529-6600